Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the United States Postal Service, Department of Agriculture, and Department of Defense (collectively the United States), Horizon Lines, LLC (Horizon), and the Relator, William B. Stallings (hereafter the United States, Horizon, and the Relator are collectively referred to as the Parties), through their authorized representatives.

RECITALS

A. Horizon is a Charlotte, North Carolina-based company that, inter alia, provides ocean transportation services on behalf of commercial and government customers between the continental United States and Puerto Rico.

B. On January 15, 2013, William B. Stallings filed a qui tam action in the United States District Court for the Middle District of Florida captioned United States ex rel. Stallings v. Sea Star Line, LLC, et al., No. 3:13-cv-152-J-12JBT, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the Civil Action). The qui tam complaint alleges that Horizon engaged in price fixing of certain ocean transportation contracts between the continental United States and Puerto Rico during the period from April 2002 through April 2008.

C. The United States contends that it has certain civil claims against Horizon arising from price fixing of United States Postal Service, Department of Agriculture, and Department of Defense contracts for the ocean transportation of cargo from the continental United States to Puerto Rico during the period from April 2002 through April 2008. The United States contends that, to carry out the scheme, Horizon executives used

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

personal email accounts to communicate confidential bidding information, thereby enabling Horizon to know the ocean transportation rates that its competitors intended to submit to the United States. The United States contends that this scheme resulted in inflated ocean transportation rates on government contracts between April 2002 and April 2008. The conduct alleged in this paragraph C is referred to below as the Covered Conduct.

D. This Agreement is neither an admission of liability by Horizon, nor a concession by the United States that its claims are not well founded, except to the extent admitted in Horizon’s February 2011 guilty plea.

E. Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Agreement and to Relator’s reasonable expenses, attorney’s fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. Horizon shall pay to the United States the total sum of $1,508,750 (Settlement Amount). The payments shall be made as follows: No later than 5 business days after the Effective Date of this Agreement, Horizon shall make an initial payment to the United States in the amount of $500,000. No later than 90 calendar days after making the initial payment to the United States, Horizon shall make a second payment to the United States in the amount of $127,500. No later than 90 calendar days after making the second payment to the United States, Horizon shall make a third payment to the United

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

States in the amount of $127,187.50. No later than 90 calendar days after making the third payment to the United States, Horizon shall make a fourth payment to the United States in the amount of $126,875. No later than 90 calendar days after making the fourth payment to the United States, Horizon shall make a fifth payment to the United States in the amount of $376,562.50. No later than 90 calendar days after making the fifth payment to the United States, Horizon shall make a sixth payment to the United States in the amount of $250,625. Each of the 6 payments by Horizon to the United States shall be made by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the United States Department of Justice.

2. Default will be deemed to have occurred if any payment required by paragraph 1 above is not received by the United States within 10 business days after the date any payment is due, the United States has notified in writing counsel for Horizon that payment was not received, and Horizon has failed to make payment within 5 business days after receipt of the written notice. Horizon agrees that, if it is in default as provided for by this paragraph 2, the United States, in its discretion, shall have the right to offset any amounts then currently due and owing by withholding payment on any contract Horizon has with any agency of the United States government, or shall have the right to enforce this Agreement, or shall have the right to reinstate its claims against Horizon. In the event the United States elects to reinstate its claims for the Covered Conduct described above in paragraph C, Horizon waives and shall not raise any time-related defenses such as statute of limitations, laches, or estoppel, except to the extent that such defenses were available to Horizon on the Effective Date of this Agreement; the time period between the Effective Date of this Agreement and the commencement of

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

such suit shall be excluded from the calculation of any such limitations period; and the United States will furnish Horizon with a credit for any funds paid by Horizon to the United States under this Agreement.

3. Conditioned upon the United States receiving each payment from Horizon set forth in paragraph 1 above, or upon receipt of any amount recovered pursuant to paragraph 2 above, paragraph 9 below, or paragraph 16.b. below, the United States agrees that it shall pay to Relator by electronic funds transfer 15 percent of each such payment as soon as feasible after receipt of each payment. In the event that Horizon fails to make one or more of the 6 payments set forth in paragraph 1 above, the United States shall not be required to pay to Relator 15 percent of the payment or payments that should have been made by Horizon to the United States.

4. Horizon and Relator agree that Horizon shall pay Relator $75,000 for expenses, attorney’s fees, and costs, pursuant to 31 U.S.C. § 3730(d) (Attorney’s Fees and Costs). Horizon agrees to pay the Attorney’s Fees and Costs to Relator by way of electronic funds transfer pursuant to written instructions provided by Relator’s counsel. Horizon shall make this electronic funds transfer within 5 business days after the Effective Date of this Agreement or receipt of the above-described written instructions, whichever is later.

5. Subject to the exceptions in paragraph 7 (concerning excluded claims) below, and conditioned upon Horizon’s full payment of the Settlement Amount, and subject to paragraph 16 (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement) below, the United States releases Horizon, as well as its current and former parent

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

corporations, direct and indirect subsidiaries, divisions, affiliates, current and former owners, directors, officers, and employees, and the successors and assigns of any of them from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Contract Disputes Act, 41 U.S.C. §§ 7101–7109; the common law theories of breach of contract, payment by mistake, unjust enrichment, and fraud, and under any statute creating causes of action for civil damages or civil penalties which the Civil Division of the United States Department of Justice has authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, § 0.45(d).

6. Conditioned upon Horizon’s full payment of the Settlement Amount and Attorney’s Fees and Costs as provided in paragraph 4 above, Relator, for himself and for his heirs, successors, attorneys, agents, and assigns, fully and finally releases Horizon, as well as its current and former parent corporations, direct and indirect subsidiaries, divisions, affiliates, current and former owners, directors, officers, and employees, and the successors and assigns of any of them from any claims, causes of action, liabilities, losses, and damages (including, but not limited to attorney’s fees, costs, and expenses of every kind and however denominated, except as provided in paragraph 4) arising out of any conduct, event, matter, or thing whatsoever occurring prior to the Effective Date of this Agreement, including, but not limited to, any conduct related to the Civil Action, and the investigation, litigation, and resolution thereof.

7. Notwithstanding the releases given in paragraphs 5 and 6 above, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability, including the suspension and debarment rights of any federal agency;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

g.	Any liability for failure to deliver goods or services due;

h.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct; or

i.	Any liability of individuals (including current or former directors, officers, employees, agents, or shareholders of Horizon) who receive written notification that they are the target of a criminal investigation (as defined in the United States Attorneys’ Manual), are indicted or charged, or who enter into a plea agreement, related to the Covered Conduct.

8. Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the Settlement Amount payments described in paragraph 3 above, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action against Horizon, or under 31 U.S.C. § 3730 against Horizon, and from any claims to a share of the proceeds of this Agreement.

9. Horizon has provided annual audited financial statements and quarterly unaudited financial statements certified in accordance with Sarbanes-Oxley and filed with the Securities Exchange Commission (Financial Statements) and other financial materials to the United States, and the United States has relied on the accuracy and completeness of those Financial Statements and other financial materials in reaching this Agreement. Horizon warrants that the Financial Statements are complete, accurate, and current. If the United States learns of any asset(s) in which Horizon had an interest at the time of this Agreement that were not disclosed in the Financial Statements, or if the United States learns of any misrepresentation by Horizon on, or in connection with, the Financial Statements, and if such nondisclosure or misrepresentation changes the estimated net worth set forth in the Financial Statements by 10 percent or more, the United States may at its option: (a) rescind this Agreement and file suit based on the Covered Conduct, or (b) let the Agreement stand and collect the full Settlement Amount plus 100 percent of the value of the net worth of Horizon’s previously-undisclosed asset(s). Horizon agrees not to contest any collection action undertaken by the United States pursuant to this provision, and immediately to pay the United States all reasonable costs incurred in such an action, including attorney’s fees and expenses.

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

10. In the event that the United States, pursuant to paragraph 9 (concerning disclosure of assets) above, opts to rescind this Agreement, Horizon agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States within 90 calendar days of written notification to Horizon that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on January 15, 2013.

11. Horizon waives and shall not assert any defenses Horizon may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment to the Constitution, or under the Excessive Fines Clause in the Eighth Amendment to the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

12. Horizon, as well as its current and former parent corporations, direct and indirect subsidiaries, divisions, affiliates, current and former owners, directors, officers, and employees, and the successors and assigns of any of them, fully and finally release the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated)

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

that and of them has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

13. Horizon, as well as its current and former parent corporations, direct and indirect subsidiaries, divisions, affiliates, current and former owners, directors, officers, and employees, and the successors and assigns of any of them, fully and finally release Relator, his heirs, successors, attorneys, agents, and assigns, from any claims, causes of action, liabilities, losses, and damages (including, but not limited to attorney’s fees, costs, and expenses of every kind and however denominated) arising out of any conduct, event, matter, or thing whatsoever occurring prior to the Effective Date of this Agreement, including, but not limited to, any conduct related to the Civil Action, and the investigation, litigation, and resolution thereof.

14. a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of Horizon, and its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement and any related plea agreement;

(2)	the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;

(3)	Horizon’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

(4)	the negotiation and performance of this Agreement and any plea agreement;

(5)	the payment Horizon makes to the United States pursuant to this Agreement and any payments that Horizon may make to Relator, including costs and attorney’s fees,

are unallowable costs for government contracting purposes (hereinafter referred to as Unallowable Costs).

b. Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by Horizon, and Horizon shall not charge such Unallowable Costs directly or indirectly to any contract with the United States.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Within 90 days of the Effective Date of this Agreement, Horizon shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by Horizon, or any of its subsidiaries or affiliates from the United States. Horizon agrees that the United States, at a minimum, shall be entitled to recoup from Horizon any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted requests for payment The United States, including the Department of Justice and/or the affected agencies, reserves its rights to audit, examine, or re-examine Horizon’s books and records and to disagree with any calculations submitted by Horizon, or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by Horizon, or the effect of any such Unallowable Costs on the amount of such payments.

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

15. Horizon warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(l)(B)(ii)(I), and anticipates that it will remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Horizon, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Horizon was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

16. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Horizon commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Horizon’s debts, or seeking to adjudicate Horizon as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Horizon or for all or any substantial part of Horizon’s assets, Horizon agrees as follows:

a. Horizon’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Horizon shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Horizon’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Horizon was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Horizon.

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

b. If Horizon’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Horizon for the claims that would otherwise be covered by the releases provided in paragraphs 5 and 6 above. Horizon agrees that (i) any such claims, actions, or proceedings brought by the United States are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this paragraph, and Horizon shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) Horizon shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 90 calendar days of written notification to Horizon that the releases have been rescinded pursuant to this paragraph, except to the extent such defenses were available on the Effective Date of

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

the Agreement; and (iii) the United States has a valid claim against Horizon in the amount of $10,500,000, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this paragraph, as well as in any other case, action, or proceeding, subject to furnishing Horizon with a credit for any Settlement Funds paid by Horizon to the United States under this Agreement that are not otherwise deemed by the court as an invalid or preferential transfer.

c. Horizon acknowledges that its agreements in this paragraph are provided in exchange for valuable consideration provided in this Agreement.

17. This Agreement is intended to be for the benefit of the Parties only.

18. Upon receipt of the initial payment described in paragraph 1 above, the Parties shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of the Civil Action pursuant to Rule 41(a)(1) of the Covered Conduct with prejudice and any remaining claims without prejudice, with such dismissal subject to the terms and conditions of this Agreement.

19. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

20. Each Party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

21. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Middle District of Florida. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

22. This Agreement constitutes the complete agreement among the Parties. This Agreement may not be amended except by written consent of the Parties.

23. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

24. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

25. This Agreement is binding on the Parties’ successors, transferees, heirs, and assigns.

26. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

27. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

UNITED STATES OF AMERICA

DATED:	2/28/2014	BY:

Andrew A. Steinberg
Trial Attorney Commercial Litigation Branch, Civil Division United States Department of Justice Counsel for the United States of America

Settlement Agreement among the United States, Horizon Lines LLC, and William B. Stallings

HORIZON LINES, LLC — DEFENDANT

DATED:	3/5/14	BY:

Michael T. Avara
Executive Vice President and Chief Financial Officer for Horizon Lines, LLC

DATED:	3/5/2014	BY:

Amy B. Manning
Counsel for Horizon Lines, LLC

WILLIAM B. STALLINGS – RELATOR

DATED:	2-20-14	BY:

William B. Stallings

DATED:	2/20/14	BY:

Charles P. Pillans, III
Counsel for William B. Stallings

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